Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 24, 2014, with respect to the financial statements of Yuma Energy, Inc. contained in the Registration Statement and proxy statement/prospectus. We consent to the use of the aforementioned report in the Registration Statement and proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
July 16, 2014